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                                                                 EXHIBIT 10.7(d)

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 22nd day of June 2006 (the "Effective Date"), by and between WCI Steel, Inc. (formerly known as WCI Steel Acquisition Inc.), a Delaware corporation (the "Employer"), and Thomas J. Gentile, an individual resident in the state of Ohio (the "Executive").

                                    RECITALS

The following is a mutual statement by the parties of certain factual matters that form the basis of this Agreement.

The Employer has determined that in order to achieve continuity and stability of its operations, to ensure long-term plans of the Employer are effectively implemented and to provide reasonable security to the Executive to enable Executive to objectively and without distraction perform Executive's assigned duties and responsibilities, it is necessary and desirable to enter into an employment contract.

     A. The Executive desires to be employed by the Employer, and the Employer has determined that retaining the Executive's services is in the Employer's best interest; and

     B. The parties hereto intend that this Agreement shall replace and supersede all prior agreements that heretofore may have existed between the parties.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

     "AGREEMENT" means this Executive Employment Agreement, including any and all exhibits and schedules hereto, as amended from time to time.

     "AFFILIATE" means, with respect to a person, another person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.

     "BASIC COMPENSATION" means Salary and Benefits.

     "BENEFITS" shall have the meaning set forth in Section 3.1(b).

     "BOARD OF DIRECTORS" means the board of directors of the Employer.

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     "CHANGE IN CONTROL" means the first to occur of the following events:

     (A) the acquisition, after the date hereof, by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Voting Securities of the Employer then outstanding after giving effect to such acquisition; or

     (B) the Employer is merged or consolidated or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the Voting Securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Securities of the Employer immediately prior to such merger, consolidation or reorganization; or

     (C) the Employer sells or otherwise transfers all or substantially all of its assets (including but not limited to its Affiliates) to another corporation or legal entity in one transaction or a series of related transactions, and as a result of such sale(s) or transfer(s), less than a majority of the combined voting power of the then outstanding Voting Securities of such corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Securities of the Employer immediately prior to such sale or transfer; or

     (D) the approval by the Board of Directors or the stockholders of the Employer of a complete or substantial liquidation or dissolution of the Employer.

     Notwithstanding the foregoing, unless otherwise determined in a specific case by majority vote of the Board of Directors, a Change in Control shall not be deemed to have occurred hereunder solely because (i) the Employer,
     (ii) an Affiliate, (iii) any one or more members of executive management of the Employer or their Affiliates, (iv) any employee stock ownership plan or any other employee benefit plan of the Employer or any Affiliate or (v) any combination of the persons referred to in the preceding clauses (i) through
     (iv) becomes the actual or beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the Voting Securities of the Employer or any successor thereto. In addition, under no circumstance shall a filing of a bankruptcy petition or the sale of assets in connection with a bankruptcy be considered to be a Change in Control.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any and all:

     (A) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market


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studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under any applicable law; and

     (B) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials however documented; and

     (C) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

     "DISABILITY" shall have the meaning set forth in Section 6.2

     "EFFECTIVE DATE" means the date stated in the first paragraph of this Agreement.

     "EMPLOYEE INVENTION" means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether it can be registered or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, in whole or in part, at any time while employed by the Employer, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information.

     "EMPLOYER" means WCI Steel, Inc., a Delaware corporation. Solely with respect to the definition of "Confidential Information" and "Employee Inventions," "Employer" shall also include WCI Steel Corporation, a Ohio corporation, which transferred substantially all of its assets to WCI Steel, Inc., a Delaware corporation, pursuant to a plan of reorganization approved by the bankruptcy court.

     "EMPLOYMENT PERIOD" means the term of the Executive's employment under this Agreement.

     "FISCAL YEAR" means the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

     "FOR CAUSE" shall have the meaning set forth in Section 6.3.

     "FOR GOOD REASON" shall have the meaning set forth in Section 6.4.

     "INCENTIVE COMPENSATION" shall have the meaning set forth in Section 3.2.


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     "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

     "POST-EMPLOYMENT PERIOD" shall have the meaning set forth in Section 8.2.

     "PROPRIETARY ITEMS" shall have the meaning set forth in Section 7.2(a)(iv).

     "SALARY" shall have the meaning set forth in Section 3.1(a).

     "VOTING SECURITIES" means, with respect to any person, any securities entitled to vote (including by the execution of action by written consent) generally in the election of directors of such person (together with direct or indirect options or other rights to acquire any such securities).

                                   ARTICLE II

                           EMPLOYMENT TERMS AND DUTIES

     2.1 EMPLOYMENT. The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

     2.2 TERM. Subject to the provisions of Article VI, the term of the Executive's employment under this Agreement will begin on the Effective Date and end on May 1, 2011.

     2.3 DUTIES. The Executive shall have such duties as are assigned or delegated to the Executive by the Board of Directors, any duly authorized committee thereof, or by the Employer's Chief Executive Officer, and shall initially serve as Vice-President-Strategy of the Employer. The Executive shall devote the Executive's entire business time, attention, skill, and energy exclusively to the business of the Employer, shall use the Executive's best efforts to promote the success of the Employer's business, and shall cooperate fully with the Board of Directors and the Employer's Chief Executive Officer in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive shall fulfill his duties as such director or officer without additional compensation.

                                   ARTICLE III

                                  COMPENSATION

     3.1 BASIC COMPENSATION

          (A) SALARY. The Executive shall be paid an annual salary of $230,000.00, subject to an adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but not


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     less frequently than monthly. The Salary will be reviewed by the Board of
     Directors not less frequently than annually and may be adjusted upward or downward in the sole discretion of the Board of Directors.

          (B) BENEFITS. The Executive shall, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans. During the Employment Period, the Executive shall be entitled to the use of an automobile leased or owned by the Employer in connection with the Employer's business. The make and model of the automobile shall be reasonably satisfactory to Executive, provided that the Employer's monthly payments in respect thereof (exclusive of the expenses referred to in the following sentence) shall not exceed $1,000. In lieu of an automobile furnished by the Employer, the Employer may provide the Executive with an allowance of up to $1,000 per month (or such higher amount as may be determined by the Compensation Committee) to cover the acquisition cost of the Executive's vehicle (whether in the form of lease payments or installment purchase payments) and insurance thereon, as well as maintenance costs incurred by the Executive related to the operation of the vehicle (but not including gas, parking/garage costs and tolls); provided, however, that the Executive shall be responsible for keeping appropriate records regarding the use of said automobile, as instructed by Compensation Committee or the Employer's accountants. The benefits under this Section 3.1(b) and the Supplemental Benefits under Section 3.3 below are referred to in this Agreement collectively, as the "Benefits."

     3.2 INCENTIVE COMPENSATION. In addition to Basic Compensation, the Executive shall be entitled to the following incentive compensation (the "Incentive Compensation"):

          (A) ANNUAL INCENTIVE COMPENSATION. The Executive shall be eligible for an annual bonus of up to 100% of Salary as the Board of Directors or its Compensation Committee may from time to time determine.

          (B) LONG-TERM INCENTIVE COMPENSATION. The Board has approved the grant of an option for the Executive to purchase 113,551 shares of the Employer's Common Stock, $0.0001 par value (the "Option") under the WCI, Inc. 2006 Long-Term Incentive Plan, subject to the approval of the Employer's stockholders. The Option is subject to the following terms and conditions:

               (i) The Option shall have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, each as determined in good faith by the Compensation Committee.

               (ii) The Option shall become exercisable as to 5% of the number of shares of Common Stock subject thereto upon the 1st day of each calendar quarter following the Effective Date if the Executive remains employed as of such date, provided that the Option shall become immediately exercisable upon a Change in Control.


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               (iii) The Option shall have a term of 10 years (the "Option
          Term"); provided, however, that the Option may only be exercised after termination of employment to the extent the Option was exercisable on such date (after giving effect to any acceleration of exercisability or forfeiture by reason of such termination of employment) as follows:
          (A) in the event of termination of employment under either Section 6.1(a) (Termination By Death) or Section 6.1(b) (Termination Upon Disability), at any time during the one-year period commencing on the date of employment termination, but not after the expiration of the Option Term; or (B) in the event of any other termination of employment other than for cause under Section 6.1(c), at any time during the three month period commencing on the date of employment termination, but not after the expiration of the Option Term. Notwithstanding the foregoing, the Option may be cancelled in the Committee's sole discretion in connection with a merger, consolidation or other significant corporate event, including but not limited to a Change in Control, as provided under the WCI Steel, Inc. 2006 Long-Term Incentive Plan.

               (iv) The Option shall not be transferable by the Executive during his lifetime except to a permitted transferee as allowed under the WCI Steel, Inc. 2006 Long-Term Incentive Plan.

               (v) The Option or any part thereof shall be exercised by the Executive, a permitted transferee or, if after death, a beneficiary with written notice to the Employer stating the number of shares of Common Stock with respect to which the Option is being exercised and the form of payment of the exercise price of the Option and any related withholding taxes. Payment may be made in any form of payment allowed under the WCI Steel, Inc. 2006 Long-Term Incentive Plan. The Employer shall deliver purchased shares of Common Stock promptly after notice of exercise and payment.

               (vi) The Option shall be subject to adjustment in the Committee's sole discretion in connection with a merger, consolidation or other significant corporate event, including but not limited to a Change in Control, as provided under the WCI Steel, Inc. 2006 Long-Term Incentive Plan.

     The terms of the Option shall be set forth in and memorialized in a separate option agreement subject to the WCI Steel, Inc. 2006 Long-Term Incentive Plan.

     If and to the extent determined by the Board of Directors from time to time, the Executive shall be entitled to participate in other long term incentive plans as may be established from time to time. The vesting amount and timing of any payments to the Executive under such plan shall be dictated by the terms of such plan, as amended from time to time.

Notwithstanding the foregoing, the Board of Directors or any duly authorized committee thereof may make retroactive adjustments to and the Executive shall reimburse to the Employer any cash or equity based incentive compensation paid to the Executive under this Section 3 or otherwise


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where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Executive otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Executive's misconduct.

     3.3 SUPPLEMENTAL BENEFITS. As consideration for entering into this Agreement, the Employer shall also provide the Executive with the following supplemental benefits:

          (A) INCREASED BENEFIT UNDER DEFERRED COMPENSATION AGREEMENT. The Executive shall be eligible to earn an increase in the amount payable under his Deferred Compensation Agreement with the Employer dated April 26, 2006 (the "Deferred Compensation Agreement") of up to $200,000, thereby making the maximum amount payable under the Deferred Compensation Agreement $313,510. The Executive shall earn a vested benefit as to $8,333.33 of this $200,000 increase on the first day of each month following the execution of this Agreement that he is employed by the Employer up until June 1, 2008. Any unvested portion of the $200,000 benefit shall be forfeited on employment termination for any reason. Vested benefits earned under this
     Section 3.3(a) shall be subject to all of the terms and conditions of the Deferred Compensation Agreement, including but not limited to its distribution provisions. Notwithstanding anything to the contrary in this
     Section 3.3(a), any unpaid benefit under Section 3.3(a), whether vested or unvested, shall be subject to immediate forfeiture in the event that the Executive's employment is terminated for cause under Section 6.1(c).

          (B) CASH BONUS. The Executive shall be eligible to earn a vested cash bonus of up to $100,000. The Executive shall earn $4,166.66 of this $100,000 cash bonus on the first day of each month following the execution of this Agreement that he is employed by the Employer up until June 1, 2008. The Executive shall vest and receive payment of 8.33% of his earned cash bonus on June 1, 2008 and the first day of each month thereafter until May 1, 2009, assuming the Executive is then employed by the Employer. If the Executive terminates employment with the Employer for any reason before June 1, 2008, the Executive will not be entitled to receive payment of any portion of the cash bonus unless the Executive's employment is terminated by reason of death, disability, or by the Employer without cause, in which case the Executive (or his representative or estate, as applicable) will be entitled to receive the earned portion of his cash bonus in a single lump sum payment within 30 days after employment termination. If the Executive terminates employment with the Employer for any reason on or after June 1, 2008, the Executive shall retain any received monthly installments but shall forfeit any remaining payments unless the Executive's employment is terminated by reason of death, disability, or by the Employer without cause, in which case the Executive (or his representative or estate, as applicable) will be entitled to receive the remaining earned and unpaid portion of his cash bonus in a single lump sum payment within 30 days after employment termination. Notwithstanding anything to the contrary in this
     Section 3.3(b), any unpaid benefit under Section 3.3(b), whether vested or unvested, shall be subject to immediate forfeiture in the event that the Executive's employment is terminated for cause under Section 6.1(c).


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                                   ARTICLE IV

                             FACILITIES AND EXPENSES

     The Employer shall furnish the Executive office space, equipment and supplies, and such other facilities and personnel as the Employer reasonably deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Employer shall pay the Executive's dues in such professional societies and organizations as the Board of Directors deems appropriate. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Employer's expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive's duties hereunder.

                                    ARTICLE V

                             VACATIONS AND HOLIDAYS

     The Executive shall be entitled to paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Employer's Chief Executive Officer. The Executive shall also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days and holidays during any calendar year that are not used by the Executive during such calendar year may not be used in any subsequent calendar year, and the Executive shall not be entitled to any payment or compensation for vacation days or holidays that are not used by the Executive during any calendar year.

                                   ARTICLE VI

                                   TERMINATION

     6.1 EVENTS OF TERMINATION. The Employment Period, the Executive's Basic Compensation and Incentive Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer shall terminate (except as otherwise provided in this Article VI) prior to May 1, 2011 upon the first to occur of the following:

          (A) upon the death of the Executive;

          (B) upon the disability of the Executive as defined in Section 6.2 immediately upon notice from either party to the other;

          (C) for cause as defined in Section 6.3, as determined by the Board of Directors, immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

          (D) for good reason as defined in Section 6.4, (if not timely cured) upon the thirtieth (30th) day following receipt of notice from the Executive; or


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          (E) for any other reason, upon notice from either party to the other.

     6.2 DEFINITION OF DISABILITY. For purposes of Section 6.1, the Executive shall be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Section 6.2. The disability of the Executive shall be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them shall select a medical doctor and the two medical doctors shall select a third medical doctor who shall determine whether the Executive has a disability. The determination of the medical doctor selected under this Section
6.2 shall be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact shall act in the Executive's stead, under this Section 6.2, for the purposes of selecting a medical doctor, submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

     6.3 DEFINITION OF "FOR CAUSE". For purposes of Section 6.1, the phrase "for cause" means any of the following:

          (A) the Executive's material breach of this Agreement or a fiduciary duty to the Employer if the Executive has been given a reasonable opportunity to cure such failure (if curable), which reasonable opportunity must be granted during the 30-day period preceding termination of this Agreement;

          (B) the Executive's failure to adhere to any code of conduct in effect from time to time and applicable to officers and/or employees of the Employer and any written policy in effect from time to time if the Executive has been given a reasonable opportunity (i) to comply with such code or policy or (ii) to cure such failure (if curable), which reasonable opportunity must be granted during the 30-day period preceding termination of this Agreement;

          (C) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer;

          (D) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property;

          (E) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest (or its procedural equivalent) with respect to a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment;


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          (F) engaging in sexual harassment in violation of applicable federal, state or local laws;

          (G) controlled substance abuse, alcoholism or drug addiction which interferes with or affects Executive's responsibilities to the Employer or which reflects negatively upon the integrity or reputation of the Employer;

          (H) the willful and continued failure by the Executive substantially to perform his duties with the Employer (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties; or

          (I) willful malfeasance or grossly negligent conduct in connection with providing services under this Agreement.

     6.4 DEFINITION OF "FOR GOOD REASON". For purposes of Section 6.1, the phrase "for good reason" prior to a Change in Control means the Employer's material breach of this Agreement that is not cured in all material respects within thirty (30) days after the Employer's receipt of timely written notice thereof. In the event of a Change in Control, "good reason" shall also include for two years thereafter (but in no event longer than the Employment Period) any of the following events without the Executive's consent:

          (A) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date or the Employer's material reduction of Executive's compensation, in the aggregate, as provided in Article III; or

          (B) the relocation of the Employer's principal executive offices more than 50 miles outside the Warren, Ohio metropolitan area, or

          (C) the requirement that the Executive be based anywhere other than the Employer's principal executive offices.

     Notwithstanding the foregoing, any event of good reason shall be automatically waived by the Executive if such event occurs but is not objected to or claimed by the Executive pursuant to written notice that is delivered to the Chairman of the Board of Directors within thirty (30) days after the Executive's actual knowledge of such event.

     6.5 TERMINATION PAY. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts. For purposes of this Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer shall have no duty, in any circumstances, to attempt to open an


                                      -10-

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estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

          (A) TERMINATION FOR GOOD REASON OR WITHOUT CAUSE. If the Executive's employment hereunder is terminated by the Employer other than for cause (and other than a termination due to disability or death) or by the Executive for good reason, the Employer shall pay or provide to or on behalf of the Executive the following:

               (i) the Executive's Salary for the remainder, if any, of the calendar month in which such termination is effective and (A) in the case of such an employment termination on or before the second (2nd) anniversary of the Effective Date, twenty-four (24) consecutive calendar months, or (B) in the case of such an employment termination after the second (2nd) anniversary of the Effective Date, eighteen
          (18) consecutive calendar months thereafter, but in no event shall the period described in clause (A) or (B) above extend beyond the Executive's death (the "severance period"); provided however, that if the Executive obtains other employment prior to the end of the severance period, he must promptly give notice thereof to the Employer, and continued Salary payments under this Agreement for any period after the Executive obtains other employment will be reduced by the amount of the cash compensation received and to be received by the Executive from the Executive's other employment for services performed during such period.

               (ii) the portion of the Executive's Annual Incentive Compensation under Section 3.2(a) that otherwise would have been payable based on the then current actual performance, as reasonably determined by the Board of Directors or a duly authorized committee thereof, multiplied by a fraction, (A) the numerator of which is the number of days from January 1st of the calendar year in which such termination occurs until the date of the Executive's employment termination, and (B) the denominator of which is 365.

               (iii) subject to the Executive's continued co-payment of premiums, continued participation during the severance period in all medical plans that cover the Executive (and his eligible dependents) upon the same terms and conditions (except for the requirement of the Executive's continued employment) in effect for active employees of the Employer during the severance period. If the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular medical plan, continuation of coverage by the Employer under this Section 6.5(a)(iii) shall immediately cease. The continuation of health benefits under this subsection shall reduce and count against the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.


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     Notwithstanding any other provision in this Agreement or the terms of any severance plan or policy maintained by the Employer or its Affiliates to the contrary, if the Employer makes payments and provides benefits under
     Section 6.5(a), the Executive shall not be entitled to receive any other payments or benefits under any other severance or similar plan maintained by the Employer or its Affiliates.

          (B) CONDITIONS FOR SEVERANCE UNDER SECTION 6.5(A). Any payments or benefits made or provided under Section 6.5 are subject to the Executive's:
     (i) compliance with the provisions of Articles VII and VIII hereof; (ii) delivery to the Employer of an executed General Release, which shall be substantially in the form attached hereto as an Appendix (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty-one (21) days of presentation thereof by the Employer to the Executive; and (iii) delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer, its affiliates and employee benefit plans. Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid to the Executive within thirty (30) days of the expiration of such revocation period without the occurrence of a revocation by the Executive or such later date as may be required to comply with Section 409A of the Code.

          (C) TERMINATION BY THE EMPLOYER FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. If the Employer terminates this Agreement for cause, or if the Executive terminates this Agreement for any reason other than for good reason, Executive's disability, as determined under Section 6.2, or the Executive's death, the Executive shall be entitled to receive his Salary only through the date such termination is effective but shall not be entitled to any Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year or any other benefits.

          (D) TERMINATION UPON DISABILITY. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under
     Section 6.2, the Employer shall pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) six consecutive months thereafter, or (ii) the period until disability insurance benefits commence under any disability insurance coverage that may be furnished by the Employer to the Executive. In addition, the Employer shall pay the Executive's Annual Incentive Compensation under Section 3.2(a) that otherwise would have been payable based on performance to date of employment termination, as reasonably determined by the Board of Directors or a duly authorized committee thereof multiplied by a fraction, (A) the numerator of which is the number of days from January 1st of the calendar year in which such termination occurs until the date of the Executive's employment termination, and (B) the denominator of which is 365.

          (E) TERMINATION BY DEATH. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs and the Executive's Annual Incentive

     Compensation under Section 3.2(a) that otherwise would have been payable based on the then current actual performance, as reasonably determined by the Board of Directors or a duly authorized committee thereof multiplied by a fraction, (A) the numerator of which is the number of days elapsed from January 1st of the year in which his death occurs through the Executive's death, and (B) the denominator of which is 365.

          (F) BENEFITS. Except as provided in Section 6.5(a) and 6.5(b) and except to the extent the continuing provision of any such Benefits is mandated by applicable law or such payments are otherwise expressly specified to be payable hereunder, the Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the Executive's employment termination and the Executive will be entitled to receive accrued Benefits under such plans only as provided pursuant to the terms of such plans. The Executive will not receive, as part of his termination pay pursuant to this Article VI, any payment or other compensation for any vacation, holiday, personal days, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

                                   ARTICLE VII

                  NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

     7.1 ACKNOWLEDGEMENTS BY THE EXECUTIVE. The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Article VII are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

     7.2 AGREEMENTS OF THE EXECUTIVE. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

          (A) CONFIDENTIALITY.

               (i) During and following the Employment Period, the Executive shall hold in confidence the Confidential Information and shall not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement. The Executive further agrees not to use the Confidential Information either for any reason or purpose other than in connection with his employment by the Employer or in any other way, whether for personal profit or gain, detrimental to the Employer or otherwise.

               (ii) Any trade secrets of the Employer shall be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information shall, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

               (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by or at the direction of the Executive.

               (iv) The Executive shall not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the Employer's exclusive property. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

          (B) EMPLOYEE INVENTIONS. Each Employee Invention shall belong exclusively to the Employer. The Executive acknowledges that all of the Executive's writings, works of authorship and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, semiconductor mask protection or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's rights, titles, and interests, including all rights of copyright, patent, semiconductor mask protection and other intellectual property rights to or in such Employee Inventions. The Executive covenants that he shall promptly:

               (i) disclose to the Employer in writing any Employee Invention;

               (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's rights to the Employee Invention for the United States and all foreign jurisdictions;

               (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

               (iv) sign all other papers necessary to carry out the above obligations; and

               (v) give testimony and render any other assistance in support of the Employer's rights to any Employee Invention.

     7.3 CONFIDENTIALITY DESPITE DISPUTES OR CONTROVERSIES. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication shall be maintained in secrecy and shall be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who shall agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited, by them in writing.

                                  ARTICLE VIII

                      NON-COMPETITION AND NON-INTERFERENCE

     8.1 ACKNOWLEDGEMENTS BY THE EXECUTIVE. The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) the Employer competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Article VIII are reasonable and necessary to protect the Employer's business.

     8.2 COVENANTS OF THE EXECUTIVE. In consideration of the acknowledgements by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he shall not, directly or indirectly:

          (A) during the Executive's employment hereunder and for the Post-Employment Period, engage in the development, production, marketing, or sale of products that compete (or, upon commercialization, would compete) with products of the Employer or its Affiliates being developed, marketed or sold as of the date of such termination whether such engagement shall be as an officer, director, owner, employee, partner, consultant, advisor or any other capacity. This Section 8.2(a) shall not prevent the Executive from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business;

          (B) during the Executive's employment hereunder and during the Post-Employment Period, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce: (i) any employee, director or other person providing services to the Employer or any of its Affiliates to leave such employment or otherwise cease providing services in order to accept employment with or otherwise render services to or with any other person, firm, corporation or other entity unaffiliated with the Employer or its Affiliates, or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such person (provided, that the foregoing shall not be violated by general advertising not targeted at the Employer's employees nor by serving as a reference for a person with regard to an entity with which the Executive is not affiliated) or (ii) any customer of the Employer or any of its Affiliates to purchase goods or services then sold by the Employer or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer;

          (C) whether for the Executive's own account or the account of any other person, at any time during the Employment Period and the Post-Employment Period interfere with the relationship of the Employer or any Affiliate with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier or customer of the Employer; or

          (D) make any statements at any time that disparage the Employer, its Affiliates or their respective employees, officers, directors, products or services.

     For purposes of this Section 8.2, the term "Post-Employment Period" means the eighteen month period beginning on the date of termination of the Executive's employment with the Employer.

     If any covenant in this Section 8.2 is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding, and enforceable against the Executive.

     The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

     The Executive shall, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identify of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

                                   ARTICLE IX

                                   EXCISE TAX

     9.1 BENEFIT LIMIT. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit (including cash-based severance benefits, accelerated stock option vesting or continued health care coverage) received or to be received by the Executive pursuant to this Agreement or any other agreement, plan or program (collectively the "Payments") would constitute a "parachute payment," then the aggregate "present value" of those Payments shall be limited to 3 times the Executive's "base amount" less one dollar (the "Benefits Limit"). For purposes of applying the Benefit Limit, the definitions (for such terms as "parachute payment,"

"base amount," "present value") and rules set forth in the Treasury Regulations promulgated under Section 280G of the Code shall apply.

     9.2 INDEPENDENT ACCOUNTANT. In the event there is any disagreement between Executive and the Employer as to whether one or more Payments to which Executive becomes entitled to under this Agreement or otherwise constitute a "parachute payment," such dispute will be submitted for resolution to a nationally recognized firm of certified public accountants (the "Independent Accountant") selected by the Board of Directors in existence immediately prior to the Change in Control. The resolution reached by the Independent Accountant will be final and controlling. For purposes of making the determinations required by this
Section 9.2, the Independent Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Independent Accountant's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). All expenses incurred in connection with the retention of the Independent Accountant shall be borne by the Employer.

     9.3 REDUCTION FOR BENEFIT LIMIT. No payments will be made to the Executive under this Agreement until the status of any payments in dispute under this Section has been resolved. Once any disputes have been resolved, then to the extent the aggregate present value of any amounts contingent on a Change in Control exceed the Benefit Limit, then the Executive's cash based Severance Benefits will first be reduced as selected by the Executive, and then, if necessary, the Executive's equity compensation (based on their parachute value under Section 280G of the Code) shall be reduced to the extent necessary to assure that the Benefit Limit is not exceeded.

                                    ARTICLE X

                                  SECTION 409A

     If payment or provision of any amount or other benefit that is "deferred compensation" subject to Section 409A of the Code at the time otherwise specified in this Agreement would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax. If this Article X requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the date the payment should otherwise have been provided. If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1 INJUNCTIVE RELIEF, JURISDICTION ADDITIONAL REMEDY. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Article VII and VIII) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer shall not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Article XI or any other remedies of the Employer, if the Executive breaches any of the provisions of Articles VII and VIII, the Employer shall have the right to cease making any payments otherwise due to the Executive under this Agreement. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, Articles VII or VIII of this Agreement shall be brought in the courts of the State of Ohio, County of Trumbull, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

     11.2 COVENANTS OF ARTICLE VII AND VIII ARE ESSENTIAL AND INDEPENDENT COVENANTS.

     The covenants by the Executive in Articles VII and VIII are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

     The Executive's covenants in Articles VII and VIII are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise shall not excuse the Executive's breach of any covenant in Article VII or Article VIII.

     If the Executive's employment hereunder expires or is terminated, this Agreement shall continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Articles VII and VIII.

     11.3 INDEMNIFICATION.

     The Employer shall maintain directors and officers' liability insurance to protect the Executive from claims with respect to the period of time of the Executive's employment with the Employer and shall provide Executive with post-employment coverage relating to the Executive employment with the Employer until all applicable statutes of limitations for claims against the Executive have expired.

     The Employer shall indemnify the Executive (to the full extent allowed under law) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that the Executive is or was an employee of the Employer, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit, or proceeding on the same terms and conditions as provided to the Board of Directors.

     11.4 ARBITRATION AND EQUITABLE RELIEF.

     To the extent permitted by applicable law, Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held before a single arbitrator in such location as agreed by both the Executive and the Employer, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The fees and expenses of the arbitrators, and any American Arbitration Association fees, shall be paid by the Employer.

     The arbitrator shall apply Ohio law and any applicable Federal law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceeding shall be governed by Federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and Federal courts located in Ohio for any action or proceeding arising from or relating to this Agreement and/or relation to any arbitration in which the parties are participants.

     EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

     (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF ANY GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

     (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE AMERICANS WITH DISABILITIES ACT, AND THE FAIR LABOR STANDARDS ACT.

     (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     Notwithstanding any provision hereinto the contrary, this Section 11.4 shall not apply to any dispute or controversy arising under Articles VII or VIII or the interpretation, validity, construction, performance, breach or termination thereof.

     11.5 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

     11.6 OBLIGATIONS CONTINGENT ON PERFORMANCE. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

     11.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

     11.8 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

     11.9 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

          If to Employer:      WCI Steel, Inc.
                               1040 Pine Ave SE
                               Warren, Ohio 44483-6528
                               Attention: President

          With a copy to:      McDermott Will & Emery LLP
                               28 State Street
                               Boston, Massachusetts 02109
                               Attention: Joseph E. O'Leary, Esq.

          If to the Executive: The Executive's address on file with the
                               Employer's human resources department.

     11.10 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

     11.11 GOVERNING LAW. This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

     11.12 SECTION HEADINGS, CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" or to "Section" or "Sections" refer to the corresponding Article(s) or Section(s) of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

     11.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

     11.15 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

     11.16 TAX WITHHOLDING. The Employer may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     11.17 AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Employer shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:                               EXECUTIVE:

WCI Steel, Inc.,
a Delaware corporation


By: /s/ Patrick G. Tatom                /s/ Thomas J. Gentile
    ---------------------------------   ----------------------------------------
Name: Patrick G. Tatom                  Thomas J. Gentile
Title: Chief Executive Officer

                                    APPENDIX

                                 FORM OF RELEASE

                          AGREEMENT AND GENERAL RELEASE

     WCI Steel, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as "EMPLOYER"), and ____________ ("EXECUTIVE"), the Executive's heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as "EMPLOYEE") agree:

     1. LAST DAY OF EMPLOYMENT. Executive's last day of employment with Employer is DATE. In addition, effective as of DATE, Executive resigns from the Executive's position as ___________________ and will not be eligible for any benefits or compensation after DATE, other than as specifically provided in
Article VI of the Executive Employment Agreement between Employer and Executive dated as of __________ __, 2006 (the "EMPLOYMENT AGREEMENT"). Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

     2. CONSIDERATION. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 6.5(b) of the Employment Agreement.

     3. REVOCATION. Executive may revoke this Agreement and General Release for a period of fifteen (15) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to Employer's _______________, or his/her designee, or mailed to Employer, _________________, and postmarked within fifteen (15) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in _____________, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

     4. GENERAL RELEASE OF CLAIM. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

     -    The National Labor Relations Act, as amended;

     -    Title VII of the Civil Rights Act of 1964, as amended;

                                                           Appendix to Executive
                                                            Employment Agreement

     -    The Civil Rights Act of 1991;

     - Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

     -    The Employee Retirement Income Security Act of 1974, as amended;

     -    The Immigration Reform and Control Act, as amended;

     -    The Americans with Disabilities Act of 1990, as amended;

     -    The Age Discrimination in Employment Act of 1967, as amended;

     -    The Older Workers Benefit Protection Act of 1990;

     -    The Worker Adjustment and Retraining Notification Act, as amended;

     -    The Occupational Safety and Health Act, as amended;

     -    The Family and Medical Leave Act of 1993;

     - Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Ohio;

     - Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

     -    Any public policy, contract, tort, or common law; or

     - Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

     Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee's rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Employee's rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iii) Employee's rights as a stockholder.

     5. NO CLAIMS PERMITTED. Employee waives Executive's right to file any charge or complaint against Employer arising out of Executive's employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive's right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act,

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                                                            Employment Agreement
or any other federal or state discrimination law, except where such waivers are prohibited by law.

     6. AFFIRMATIONS. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 6 of the Employment Agreement. Employee also affirms Executive has no known workplace injuries.

     7. COOPERATION; RETURN OF PROPERTY. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive's employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive's cell phone number and any home communication and security equipment as well as Executive's rolodex and other address books.

     8. GOVERNING LAW AND INTERPRETATION. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Ohio without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

     9. NONADMISSION OF WRONGDOING. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

     10. AMENDMENT. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

     11. ENTIRE AGREEMENT. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are

                                                           Appendix to Executive
                                                            Employment Agreement
intended to survive termination of the Employment Agreement shall survive and continue in full force and effect. Employee acknowledges that the Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive's decision to accept this Agreement and General Release.

          EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

          EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

          HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

          IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

WCI Steel, Inc.,
a Delaware corporation


By:
    ---------------------------------   ----------------------------------------
Name:                                   Thomas J. Gentile
      -------------------------------
Title:
       ------------------------------

Date:                                   Date:
      -------------------------------         ----------------------------------

                                                           Appendix to Executive
                                                            Employment Agreement